Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
November 11, 2010	Contact: Eric Paul Dividend Capital (303) 228-2200

INDUSTRIAL INCOME TRUST SIGNS DEFINITIVE

AGREEMENT TO ACQUIRE BALTIMORE INDUSTRIAL PROPERTY AND ANNOUNCEMENT OF QUARTERLY EARNINGS CALL

DENVER, CO — November 11, 2010 — Industrial Income Trust Inc. (“IIT” or the “Company”), an industrial real estate investment trust, announced today that on October 26, 2010 it signed a definitive agreement to acquire Baltimore Building One, a distribution warehouse in Baltimore, MD located in the Brandon Woods Business Park. The expected purchase price for the property is approximately $16.2 million, exclusive of additional transfer taxes, due diligence and closing costs. Totaling approximately 274,000 square feet, Baltimore Building One is 100% leased to a subsidiary of Commerce Corporation, America’s leading lawn, garden and outdoor living specialty distributor, under a lease agreement until September 2019 with one five-year renewal option. The transaction is expected to be finalized in the fourth quarter of 2010, although there can be no assurances that it will close.

“As an East Coast port market, the Port of Baltimore area is an important distribution hub with a growing population, attractive industry mix, and significant geographic and physical barriers to entry, including land costs,” said Dwight Merriman, Chief Executive Officer of IIT. Dave Fazekas, Managing Director - Eastern Region, added: “In addition to its location near Interstate 95, the area around Baltimore Building One is serviced by CSX rail and Baltimore’s air and sea ports. We believe this will be a good foundation upon which to build out our mid-Atlantic porfolio.”

As of November 2, 2010, IIT has acquired or committed to acquire approximately $146.5 million of properties comprised of 24 buildings totaling approximately 2.1 million square feet at a weighted average cap rate of approximately 7.8%.

IIT will be hosting a public earnings call on November 17, 2010 at 4:15 EST to review quarterly performance for the quarter ended September 30, 2010. The call can be accessed by dialing 866-804-6929 and entering pass code 73559741.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

This material contains forward-looking statements (such as those concerning the potential acquisition, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Industrial Income Trust’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Industrial Income Trust’s ability to consummate the acquisition and otherwise execute on its investment strategy, the availability of affordable financing, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of Industrial Income Trust’s prospectus dated September 14, 2010 and Industrial Income Trust’s annual report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Industrial Income Trust’s assumptions differ from actual results, Industrial Income Trust’s ability to meet such forward-looking statements, including its ability to consummate the acquisition, to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. Industrial Income Trust cannot assure you that we will attain our investment objectives. Industrial Income Trust’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless Industrial Income Trust’s charter is amended, which requires the approval of its stockholders.

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